1 Vote FOR the Agrium Nominees to Reject JANA’s Trojan Horse Tactics to Break Up Your Company Continue Agrium’s Highly Successful Integrated Strategy March 4, 2013 Exhibit 1

1

Forward-Looking Statements

Currency of Presentation
All dollar amounts in this presentation refer to U.S. dollars except where otherwise stated.
Forward-looking Statements Advisory
Certain statements and other information included in this presentation constitute “forward-looking information” or “financial outlook” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, “forward-looking statements”). Forward-looking statements are typically identified by the words “believe”, “expect”, “estimate”, “would” and other similar expressions. All statements in this presentation other than those relating to historical information or current conditions are forward-looking statements, including, but not limited to, statements as to management’s expectations, estimates and analysis with respect to: our positive outlook and ability to continue achieving record results and significant and sustainable value; the composition of our Board of Directors and its ability to oversee Agrium’s integrated strategy and safeguard the interests of all Agrium shareholders; JANA’s dissident nominees; the feasibility, value and impact of JANA’s ideas and strategies for Agrium, including, without limitation, with respect to the break-up of Agrium, and our belief that these ideas and strategies are not in the best interests of Agrium and its shareholders, will destroy shareholder value and will imperil Agrium’s ability to manage its global operations; the impact of various multiples and assumptions on the value of our existing business and the businesses of certain of our peers; the benefits, efficiencies and opportunities resulting from the integrated nature of our business; our estimate that separating Retail and Wholesale would reduce the company’s borrowing capacity, at our existing credit ratings, by approximately $750 million; our estimate that if we were to run Retail on the same basis as UAP in 2007, it would destroy over $2.5 billion of shareholder value; the pending purchase of the former Viterra assets from
Glencore and the value to be derived there from including our expectation that the transaction will contribute approximately $100 million of EBITDA annually; our capital allocation priorities; our belief that we will continue to grow our dividend and return excess capital to shareholders; our confidence in our ability to continue creating significant shareholder value through the diligent execution of ongoing continuous improvement initiatives; and our 2015 financial and operational targets, including, without limitation, our targets for Retail EBITDA and return on capital employed. The purpose of the financial outlook included in this presentation is to assist readers in understanding our expected and targeted financial results and this information may not be appropriate for other purposes. Readers are cautioned not to place undue reliance on forward-looking statements which involve known and unknown material risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.
The forward-looking statements included in this presentation are based on certain assumptions and analysis made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements. The key assumptions that have been made in connection with such forward-looking statements include, among other things: assumptions with respect to Agrium’s acquisitions; that future business, regulatory and industry conditions will be within normal parameters, including with respect to prices, margins, product availability and supplier agreements; the completion of projects on schedule, as planned and on budget; assumptions with respect to U.S. and global economic conditions; our ability to access our credit facilities or capital markets for additional sources of financing; and the assumptions set forth under the heading “Key Assumptions and Risks in Respect of Forward-Looking Statements” on pages 82 to 83 of Agrium’s Management’s Discussion & Analysis for the
year ended December 31, 2012 (the “2012 MD&A”).
By their nature, forward-looking statements are subject to various risks and uncertainties which could cause Agrium’s anticipated results and experience to differ materially from the anticipated results or expectations expressed. The key risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: general economic, market and business conditions; weather conditions including impacts from regional flooding and/or drought conditions; crop prices; the supply and demand and price levels for our major products; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax, anti-trust and other laws or regulations and the interpretation thereof, and political risks, including civil unrest, actions by armed groups or conflict, as well as counterparty and sovereign risk; actions by competitors and others that include changes to industry capacity, utilization rates and product pricing; performance by customers, suppliers and counterparties to financial instruments; changes in the development plans for our major capital expansion and improvement projects including the potential for higher costs, delays, issues with counterparties, risks associated with technology or inflationary pressure; fluctuations in foreign exchange and tax rates; a deterioration in the state of the capital markets or a negative bias towards Agrium or its industry by market participants; gas prices and gas availability; operating risks associated with investment in foreign jurisdictions; reliability of performance of existing capital assets; changes in margins and/or levels of supplier rebates; political risks associated with our interests in the Egyptian Misr Fertilizers Production Company S.A.E. nitrogen facility in Egypt, the Argentine Profertil nitrogen facilities and other facilities; environmental, health, safety and security risks typical of those found throughout the agriculture, mining and chemical manufacturing sectors and fertilizer supply chain; risks related to our proposed business acquisitions including risks related to our ability to close such acquisitions as anticipated and to integrate and achieve synergies from any assets we may acquire within the time or at the performance level expected; and the risks set forth in the 2012 MD&A on pages 74 to 77 under the heading “Enterprise Risk Management — Key Business Risks” and pages 82 to 83 under the heading “Key Assumptions and Risks in Respect of Forward-Looking Statements”. Additional information and other risk factors respecting the business and operations of Agrium as are detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.
Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this presentation as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.
IFRS Advisory
Historical financial information relating to Agrium for periods beginning on or after January 1, 2010 presented and discussed in this presentation is prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. All financial information relating to Agrium for periods prior to 2010 is prepared in accordance with previous Canadian generally accepted accounting principles in place prior to the adoption of IFRS.
For more information about Agrium’s conversion to IFRS, please see note 30 of the Notes to the Consolidated Financial Statements as at and for the year ended December 31, 2011 available under Agrium’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.
Non-IFRS Financial Measures Advisory
We consider EBITDA to be a useful measure of performance because income tax jurisdictions and business units are not synonymous and we believe that allocation of income tax charges distorts the comparability of historical performance for the different business units. Similarly, financing and related interest charges cannot be allocated to all business units on a basis that is meaningful for comparison with other companies.
EBITDA is not a recognized measure under IFRS and our method of calculation may not be comparable to that of other companies. Similarly, EBITDA should not be used as an alternative to net earnings from continuing operations as determined in accordance with IFRS. Please refer to pages 50 to 51 of Agrium’s 2012 MD&A under the heading “Additional and Non-IFRS Financial Measures” for a reconciliation of EBITDA to consolidated net earnings from continuing operations for 2012 and 2011 and to pages 68 of Agrium’s 2012 MD&A under the heading “Additional and Non-IFRS Financial Measures” for a reconciliation of EBITDA to consolidated net earnings from continuing operations for the three months ended December 31, 2012. For years prior to this, please refer to the applicable annual report for the reconciliation of EBIT/EBITDA to net earnings.

2

3
JANA’s Goal is to Break Up Agrium
“Agrium should promptly separate Retail as a standalone company”
– JANA Presentation for Agrium Board, July 11, 2012
“We also continue to believe that a separation of the Retail business would unlock significant long-term value”
– JANA Press Release, August 14, 2012
“There’s tremendous upside to be created by splitting them up”
– Barry Rosenstein – Interview on CNBC, October 1, 2012
“Agrium has a myriad of steps it can take today…purs[ue] a
separation of Retail and Wholesale”
– JANA Presentation, October 1, 2012
“Well, let… let me make it first of all clear. I mean, we… we’re not solely talking about breaking up the business”
– Barry Rosenstein – Interview on BNN, January 30, 2013

• Victor J. Zaleschuk, Board Chair
(1)
:
• This year’s election for the Board of Directors has become a choice between two competing visions for Agrium’s future. One vision is endorsed by Agrium’s Board and management, and has the support of an overwhelming majority of Agrium’s large institutional shareholders and the equity research community
• You are invested in a company that has delivered a 467% shareholder return since embarking on its current integrated strategy – a strategy that continues to create record results and significant and sustainable value
• The other vision is being promoted by a New York-based activist hedge fund called JANA Partners.
JANA wants Agrium to abandon its current strategy, break itself into three small pieces, and take other actions that will destroy shareholder value. To further its flawed agenda, JANA has put forward its own dissident slate of 5 director nominees
• While our Board has evaluated Agrium’s corporate strategy and structure many times in the past, the
Board has taken JANA’s concerns seriously. JANA first contacted Agrium in May 2012. We immediately engaged an independent financial advisor and independent legal counsel to advise the independent directors of the Board.  After an in-depth, two-month review, the independent directors concluded that JANA’s break-up plan and its other demands would destroy shareholder value and were contrary to the best interests of the company and its shareholders. The Board has reviewed each successive argument JANA has made and continues to be of the view that JANA’s demands would destroy value and are not in the best interests of Agrium and its shareholders
Notes
1. From Message from the Chair, 2013 Agrium Proxy Circular

Protect the Value of Your Investment
•
Stop the break up of Agrium –
Vote FOR the Agrium nominees on the
WHITE form of proxy today
•
Proxy Cut-off – Proxies must be returned by and no later than April 5,
2013 at 11 a.m. (Calgary time)

4

5
Agrium Shares Have Outperformed
Total Shareholder Return As of February 13, 2013
1. Retail consolidation strategy initiated with announcement of acquisition of Royster-Clark on 11/8/2005
2. Since 1/1/2009
3. Basic Material Distribution Companies that were public as of 11/8/2005 and as of 1/1/2009 include Airgas, Beacon Roofing, and Reliance Steel and Aluminum
4. Basic Material Distribution Companies that were public as of 1/26/2012 include Airgas, Beacon Roofing, Brenntag and Reliance Steel and Aluminum
5. General Industrial Distribution Companies that were public as of all three periods in the above charts include Applied Industrial, Genuine Parts, Grainger, MSC Industrial, Tractor
Supply, Watsco, and WESCO
168
1,572
467
375
369
275
177
0
100
200
300
400
1,700
Since Initiating Retail Strategy
(1)
Last Twelve Months Rebound From Financial Crisis
(2)
Source: Capital IQ
Basic Material Distribution Companies
General Industrial Distribution Companies
Fertilizer Peers
(%)
CF Agrium Potash
Corp
Mosaic Yara BM
Dist.
(3)
GI
Dist.
(5)
78
17
83
170
205
223
235
354
0
50
100
150
200
400
CF Agrium GI
Dist.
(5)
BM
Dist.
(3)
Yara Potash
Corp
Mosaic
(%) (%)
39 39
23
22
15
13
0
(4)
(10)
0
10
20
30
40
50
Agrium BM
Dist.
(4)
CF Yara GI
Dist.
(5)
Mosaic Potash
Corp
Intrepid
Potash
Intrepid
Potash

• Agrium initiated its integrated strategy with the acquisition of Royster-Clark in late 2005 and its shares (including dividends) have appreciated 467% since this time
• Shares of Agrium have outperformed the peers, as well as the public distribution company composites, over the near and long term
(1)
• Since the financial crisis caused global equities to bottom in January of 2009, Agrium shares returned
235%, outperforming all peers since this time
(1)
• During the last 12 months, Agrium shares have outperformed all peers, including CF, as well as the public distribution company composites. This performance was driven by Agrium’s record financial results, increased profits at Agrium Retail, dividend increases, a C$900 million share repurchase, and a positive outlook for 2013 and beyond
• Our returns are also significantly better than a composite of publicly-traded distribution companies that JANA has suggested should be considered as peers for Agrium Retail
• We have illustrated their performance solely because JANA has said they should be considered peers even though none of these companies distribute agricultural input products (i.e. fertilizers, seeds, and crop protection chemicals)
• There are no direct peers in the public markets for Agrium Retail because all of its competitors are privately-held companies
Notes
1. With the exception of CF.  As a pure play on North American nitrogen, CF has benefited from a number of factors, in particular, the significant decline in U.S. natural gas prices beginning in 2010.

6
2003 Now
Position
Primarily a North American
Nitrogen Producer
Leading Global, Integrated
Agricultural Inputs Company
Wholesale $1.5Bn in fertilizer sales $5.5Bn in fertilizer sales (2012)
Retail
Revenue: $1Bn
224 locations
Revenue: $11.5Bn (2012)
1,292 locations (2012)
EBITDA $400MM $2,666MM (2012)
Market Cap $2.1Bn
(1)
$16.7Bn
(2)
Stock Price $16.46
(1)
$112.16
(2)
Dividend per Share $0.11 $2.00
1. Based on Agrium stock price at December 31, 2003
2. Based on Agrium stock price at February 13, 2013
Integrated Strategy is Working Extremely Well

• 10 years ago, Agrium was essentially a small, North American nitrogen fertilizer producer with a small Retail business
• We had to decide whether we were going to stay in Retail or exit.  We saw a real opportunity to build scale in the North American ag retail space.  Retail was a profitable business that had synergies with our Wholesale business and provided cash flow stability and growth opportunities
• We decided to stay in Retail and we commenced our consolidation of North American retail with the acquisition of Royster-Clark in late 2005.  It has been a tremendously successful strategy and Agrium had the vision and foresight to pursue the opportunity
• Today, Agrium is a highly-focused, integrated agricultural inputs company with 2012 nutrient sales of $5.5Bn, retail sales of $11.5Bn, EBITDA of $2.7 billion and a current market capitalization of approximately $17Bn
• Our success has been led and driven by our current Board and management team

7
Benefits to Retail
• Global commodity market intelligence
• Access to product from Wholesale during
periods of short supply
• Ability to share and optimize storage and
distribution assets
• Ability to target acquisition opportunities
with production and/or bulk distribution
components
Benefits to Wholesale
• Access to North American downstream
sales channel for increased potash
production
• Ability to maximize operating rates of
production assets through offtake
arrangements with Retail
• Optimization of storage and distribution
assets
• Local/regional grower market intelligence to
assess local supply/demand fundamentals
Additional Benefits to Agrium
• Agrium is better able to compete in a highly competitive marketplace
• Centralized corporate functions and centralized IT functions are leveraged Agrium-wide
• Stronger credit profile provides market access assurance and lower borrowing costs through the cycle
Integrated Strategy Benefits All of Agrium

• Wholesale and Retail together give Agrium greater scale, efficiency, a lower cost of capital, greater access to capital, more stable earnings and expanded growth opportunities
• Wholesale benefits from increased potash production and sales, access to Retail’s North American sales channel, the ability to maximize operating rates and optimize storage and distribution assets, as well as the market intelligence that comes from having direct access to customers
• Retail benefits from global commodity market intelligence, access to product during periods of short supply, and the ability to share and optimize storage and distribution assets
• Both Wholesale and Retail benefit from the ability to target acquisition opportunities with production and retail components
• The pending acquisition from Glencore of the Agri Products business formerly operated by Viterra (a combination of production and retail) is a good example of an opportunity that Agrium was uniquely positioned to capture, specifically because Agrium operates across the agricultural inputs value chain
• We will acquire these assets at a highly attractive value (< 6x pre-synergies) and expect this transaction to contribute ~$100MM of EBITDA annually
• The debt rating agencies have told us they like our integrated structure. Our integrated structure is credit enhancing because our cash flows are countercyclical and more stable relative to our fertilizer peers. Separating Retail and Wholesale would reduce the company’s borrowing capacity, at our existing credit ratings, by ~$750MM

8 8
Revenue per Facility
(1)
($ million)
5.3
9.0
10.3 10.3
12.1
13.8
0
2
4
6
8
10
12
14
16
2007 2008 2009 2010 2011 2012
EBITDA per Facility
(1)
($ thousand)
1. North America only
Agrium Retail is an Excellent and Well-Managed Business
+160% +195%
450
915
685
465
794
1,089
1,329
0
200
400
600
800
1,000
1,200
1,400
2007 2008 Avg
'08/'09
2009 2010 2011 2012

• Agrium Retail is built on a platform of operational excellence and continuous improvement
• We have a best-in-class management team drawn from Agrium’s legacy Retail business and acquisitions like UAP, Royster-Clark and Landmark, as well as others
• Retail has increased EBITDA from $85MM in 2003 to $951MM in 2012
• As we integrate acquired companies into our core business, we optimize our Retail network by closing less efficient facilities. This leads to improved profitability, margins and returns
• Retail’s state-of-the-art systems provide visibility down to the single-store level, allowing Agrium to make the right operating and closure decisions. Agrium has consolidated more than 255 facilities in recent years
• We are also rapidly increasing performance at the facilities we continue to operate.
Since 2007, Agrium Retail has increased revenue per facility by 160% and profit
(EBITDA) per facility by 195%

9
Announced
Year
Target
Acquisition
Value
(1)
($ billion)
Acquisition
Multiple
(2)
(inc. announced
synergies)
Acquisition
Multiple
(3)
(inc. addn’l
synergies and
market growth)
2005 Royster-Clark $0.4 5.1x 4.0x
2007 UAP 2.7 8.3x 6.1x
2010 Landmark 0.9 9.1x TBD
2007-2011
Cumulative
Cumulative Tuck-in
Acquisitions
0.5 4.1x 4.1x
Retail M&A Strategy Has Created Significant Value
1. Net of proceeds from sale of non-core businesses at target
2. Based on pre-acquisition EBITDA plus targeted synergies
3. Additional synergies and market growth, as shown on previous slide, have been allocated between the legacy Agrium Retail that existed in 2005 (34%), Royster-
Clark (10%) and UAP (56%), based on an estimate of their relative contribution to 2012 EBITDA

• Agrium has acquired $4.5Bn of Retail assets at an average
multiple of less than 6x EBITDA including synergies achieved, well below the multiple of over 9x that Agrium is receiving for Retail in its stock today
• The pending acquisition from Glencore of the Agri Products business formerly operated by Viterra (a combination of production and retail) is a good example of an opportunity that Agrium was uniquely positioned to capture, specifically because Agrium
operates across the agricultural inputs value chain
• We will acquire the Agri Product’s business formerly operated by
Viterra at a highly attractive value (< 6x pre-synergies) and expect this transaction to contribute ~$100MM of EBITDA annually

10
Agrium is Driving Value at Retail Through Continuous Improvement
Retail Metric 2012 Result 2015 Target
EBITDA ($MM) 951 1,300
EBITDA Margin 8% 10%
ROCE 9% 13%
ROCE (ex. Goodwill and Intangibles) 18% 22%
Working Capital to Revenue 20% 18%
Operating Costs to Gross Profit 69% 67%

• We are proud of our track record. But we understand that the real measure of value and accountability isn’t what we’ve done so far, but what we plan to next deliver for shareholders
• We have published 2015 targets for Agrium Retail EBITDA of $1.3 billion and Return on Capital Employed (ROCE) of 13%, in addition to other continuous improvement targets
• Through 2013 and 2014, as we work towards our Retail targets,
Richard Gearheard and the Retail management team will have
clear line of sight to these targets in their compensation structure
• We are confident in our ability to continue creating significant shareholder value through the diligent execution of ongoing
continuous improvement initiatives

11
• Agrium delivered record results for 4Q and matched the record annual earnings achieved in 2011
• Generated $2.1Bn in operating cash flow, the highest in company history
Integrated Strategy Driving Record Results
2012 Results Summary
$16.7Bn Sales, up 8% YoY
$2.7Bn EBITDA, up 2% YoY
$1.5Bn Net Earnings
4th Quarter Results Summary
$3.3Bn Sales, up 3% YoY
$650MM EBITDA, up 14% YoY
$354MM Net Earnings, up 8% YoY

• Our integrated strategy has produced two consecutive years of record earnings, and increased earnings from Agrium Retail by more than 50% since 2010
• Agrium’s integrated strategy is driving increases in earnings and cash flow, and enabling the company to return excess capital to shareholders
• Retail’s stable cash flows underpin Agrium’s ability to pay an increasingly attractive dividend
• We have long said we would increase dividends as earnings and cash flow from Retail grow
• Agrium began increasing its dividend in 2011 as earnings and cash flow increased, well before JANA’s campaign

4.0
3.0
2.0
1.0
0.0
2.8
2.7
2.1
1.8
1.7
1.6
1.6
1.4
1.4
1.4
1.3
0.8
0.7
NM
NM
NM
NM
Genuine Parts
Potash Corp
Applied Industrials
Agrium
Brenntag
Airgas
Mosaic
MSC Industrial
Grainger
Reliance Steel and Aluminum
Watsco
Tractor Supply
CF
WESCO
MRC
Beacon Roofing
Intrepid Potash
Wholesale Peers
Distribution Companies

Agrium

12
Agrium is Committed to Returning Capital
Dividend Yield (%)
(1)
Source: Capital IQ
1. As of February 13, 2013
• Our dividend yield is higher than all but 1 of our peers, and also higher than the average public distribution company, as well as MSC and Brenntag, companies led by 2 of JANA’s nominees

Our capital allocation priorities:
1. Preserve shareholder value
– Preserve balance sheet strength and investment grade credit ratings
– Sustain capital to maintain base business performance
– Maintain current dividend
2. Grow shareholder value
– Organic and external opportunities at returns in excess of our cost of capital
3. Return excess capital that cannot be reinvested above our cost of capital
– Remain disciplined about returning excess capital to shareholders
– Continue to increase our dividend as we grow our earnings
– Repurchase stock primarily on an opportunistic basis

13
Member Profile
Victor J.
Zaleschuk
Age: 69
Mr. Zaleschuk, is a Director and Board Chair of Cameco
Corporation. He joined Agrium's Board in 2002, and was
appointed Board Chair in May 2012.
Ralph S.
Cunningham (1)
Age: 73
Dr. Cunningham, is Board Chair of Enterprise Products
Holdings, LLC. He serves as Board Chair of TETRA
Technologies, Inc. and Director of Cenovus Energy Inc.
He joined Agrium's Board in 1996.
David Everitt
Age: 61
David Everitt recently retired as President, Agricultural
Division for North America, Australia, Asian and Global
Tractor Sourcing, Turf Products and Technology for Deere
& Company. He is a director of Brunswick Corporation and
Harsco Corporation and is also a board member of the
National Business Aviation Association.  He joined
Agrium’s board in 2013.
Russell K.
Girling
Age: 50
Mr. Girling, is a Director and the President and Chief
Executive Officer of TransCanada Corporation. He is the
former Chair and Chief Executive Officer of TC Pipelines,
GP Inc. (general partner of TC Pipelines, L.P.), former
Chair of TransCanada Power, L.P., and former director,
Bruce Power Inc. He joined Agrium’s Board in 2006.
Dr. Susan A.
Henry
Age: 66
Dr. Henry, is a Professor of Molecular Biology and
Genetics and Dean Emerita of the College of Agriculture
and Life Sciences at Cornell University in Ithaca, NY. She
is on the Boards of Seneca Foods Corporation and
Tompkins Financial Corporation. She joined Agrium's
Board in 2001.
Russell J. Horner
Age: 63
Mr. Horner, is the former President and Chief Executive
Officer of Catalyst Paper Corporation. He joined Agrium’s
Board in 2004.
David J. Lesar
Age: 59
Mr. Lesar, is Chair, President and Chief Executive Officer
of Halliburton Company. He serves on the Board of
American Petroleum Institute and is a former director of
Lyondell Chemical Company and Mirant Corporation Mr.
Lesar joined Agrium's Board in 2010.
Agrium Has an Outstanding Board
New Independent Directors
Member Profile
John E. Lowe
Age: 54
Mr. Lowe, is the former Assistant to the Chief Executive
Officer of ConocoPhillips. He is a former Director of DCP
Midstream GP, LLC and a former director of Chevron
Phillips Chemical Co. LLC. Mr. Lowe joined Agrium's
Board in 2010.
Anne McLellan
Age: 62
Ms. McLellan, serves on the Board of Cameco
Corporation. She is a Director of Canadian Business for
Social Responsibility (CBSR), a member of TD
Securities Energy Advisory Board and Counsel at the
law firm of Bennett Jones LLP. She joined Agrium's
Board in 2006.
Derek G. Pannell
Age: 66
Mr. Pannell, is Board Chair of Brookfield Infrastructure
Partners Limited and Lead Director of African Barrick
Gold plc. He was President and Chief Executive Officer
of Noranda Inc. and Falconbridge Limited. He joined
Agrium's Board in 2008.
Frank W. Proto
Age: 70
Mr. Proto, is a former director of Nelson Group Inc. He
joined Agrium's Board in 1993 and has served as Board
Chair from September 1998 - May 2012.
Mayo Schmidt
Age: 55
Mr. Schmidt was the President and Chief Executive
Officer of Viterra Inc. from 2000 until 2012. He is a
member of the Canadian Council of Chief Executive
Officers, a member of Washburn University’s Board of
Trustees and the Lincoln Society, and a contributor to
Harvard University’s Private and Public, Scientific,
Academic and Consumer Food Policy Group. He also
serves on the Board of Directors of the Global
Transportation Hub Authority.  He joined Agrium’s board
in 2013.
Michael M.
Wilson
Age: 61
Mike joined the company in 2000 and became President
and Chief Executive Officer three years later. Under his
leadership Agrium has grown significantly increasing its
size and profile in world markets. Prior to joining Agrium,
Mike gathered experience as an executive leader in the
chemical industry. He was the President of Methanol
and President and Chief Operating Officer of Methanex
Corporation. He joined Agrium's Board in 2003.
Insider Independent Directors
1. Will retire at upcoming annual meeting

• Agrium’s Board is routinely recognized for its strong corporate governance
• Agrium’s Board was awarded a 9.5 out of 10 Overall Rating, and a 10 out of 10 rating for Board Accountability, by Governance Metrics International, while placing 25th out of 244 companies evaluated in The Globe and Mail’s 2012 Corporate Governance
Rankings
• Agrium’s recent Board appointees – David Everitt and Mayo Schmidt – were selected following an extensive search that began in March 2012. The search was conducted by the Governance Committee of the Board with the assistance of an international executive search firm
• Mr. Everitt and Mr. Schmidt each bring deep agricultural, retail and distribution expertise and industry knowledge, combined with impeccable reputations for integrity, independence and a commitment to serving shareholders’ best interests
• Mr. Everitt brings in-depth knowledge of marketing, distribution and procurement in the agricultural sector, obtained during his 37-year career at John Deere
• Mr. Schmidt is widely recognized for leading Viterra's transformation from a small, regionally based cooperative into Canada's largest agricultural inputs retailer and a leading global agricultural and food ingredients company. With a network of 263 agricultural retail locations, Viterra was the only publicly-traded agricultural retailer of fertilizer, crop chemicals and seed in North America, other than Agrium

14
Analysts Support Board and New Appointments
• While on the topic of corporate governance, we note that [Agrium] was ranked 25th out of several hundred in the 2012 Canadian Corporate Governance rankings. Out of four variables considered, [Agrium’s] board was either at or within one mark of the top ranking.
The exception to this was board composition, which [Agrium] has now correctly addressed…It's interesting to note that none of the companies ranked ahead of [Agrium] on corporate governance have provided shareholders with a better five-year return, according to the Globe & Mail.” – Scotiabank, 2/21/13
• “The two new directors appointed to [Agrium’s] board have extensive agricultural, retail and distribution experience, in our view. We believe that they will be well-received by investors...” – TD Securities, 2/12/13
• “The company should benefit from both the agricultural knowledge both offer in addition to
Everitt’s distribution experience on the dealer and equipment side; as well, Schmidt’s extensive knowledge of agriculture and retail operations – in addition to leading the transformation of Viterra into a leading global agricultural and food ingredients company”
– AltaCorp, 2/12/13
• Agrium announced the appointment of two experienced retail/distribution executives (David
Everitt and Mayo Schmidt) to its Board...” – BMO, 2/11/13
• “We are confident that [Agrium’s] board has indeed delivered exceptional value to shareholders since [Agrium] initiated its integrated strategy in 2005. Is [Agrium’s] board perfect? Not at all, but we think they’re pretty darn good.” – Scotiabank, 1/29/13

• JANA has said it thinks David Everitt and Mayo Schmidt lack suitable experience and independence. On any objective basis, that argument lacks all credibility
• Analysts support the Board and the recent appointments

15 Reject JANA’s Dissident Slate

15

16
JANA gets an “F” for its “5 Cs”
1. Clearly Wrong on Conglomerate Structure
2. Contrary to the Facts on Capital Allocation
3. Confused on Costs
4. Careless with Facts on Controls
5. Cavalier on Corporate Governance
JANA’s Analysis is Highly Flawed and Contrived

• JANA’s break-up analysis is flawed and contrived – and its other ideas would also destroy shareholder value
• After failing for months to gain support for its break-up plan, JANA recently changed course and started arguing that Agrium is poorly managed and has a weak Board
• JANA re-branded its argument as the “5 Cs” and attacked Agrium on:
“Conglomerate Structure, Capital Allocation, Costs, Controls, and
Corporate Governance”
• Agrium has considered each of JANA’s “5 Cs” and gives each of them an “F”
• Agrium provided shareholders and analysts an in depth review of the flawed Cs during its 4.5 hour January 28 Analyst Day event.  The presentation is available on the Agrium website:
http://www.agrium.com/includes/Jan._2013_Analyst_Event_Presentation.pdf

• Agrium is a highly-focused, integrated agricultural
inputs company, not a conglomerate
• Since we initiated our integrated strategy, Agrium
shares have generated a return of 467%
• JANA’s agenda has been to break up Agrium into 2 or
3 pieces in an effort to see the pieces sold
• A break up would destroy rather than create value for
shareholders
• Retail is worth more as a part of Agrium and receives
a multiple of over 9x within Agrium
JANA is Clearly Wrong on Conglomerate Structure

17

Now Is The Time For Agrium To Deliver Concrete Steps For Shareholders

- The immediate execution of a plan to separate Retail, improve operational performance and appropriately capitalize Agrium's assets would unlock substantial shareholder value while also best positioning Agrium's businesses for strong future earnings growth and further stock price appreciation

AGU Share Price
$88.99
$117
$28.01
$122
$4.59
$130
$8.20
$134
$4.13
$140
$6.44
7/10/2012 Closing Price
Eliminate Conglomerate Discount(1)
Right Size Retail Working Capital(2)
Rationalize Retail and Corporate Cost Structures(3)
Immediate $1.5bn Share Repurchase(4)
Strategic Value of Potash(5)

- Execution of this plan unlocks ~60% upside for shareholders, while also positioning Agrium's assets for better earnings growth in the future

Agrium can deliver the promise of Retail and optimize the value of its assets by executing this value creation plan.

Agrium

18
JANA Proposed a 3-Way Break Up of Agrium
JANA Slide
Presented to
Agrium on
July 11, 2012
1.
Assumes elimination of conglomerate structure results in valuation consistent with Agrium’s sum of the parts value based on Susquehanna Research as of July 10, 2012.
2.
Assumes Agrium releases $725 million of excess net working capital, per commentary on page 27.
3. Assumes rationalization of Retail segment costs and corporate overhead costs. For Retail, assumes Agrium right-sizes overhead to pro forma UAP / Agrium levels at the time of the transaction at 70.9% Operating Expense / Gross Profit (as detailed on page 28). For corporate, assumes that Agrium can rationalize 50% of unallocated overhead costs following the separation of Retail, offset by $10 million of assumed new standalone public company costs in Retail. Assumes incremental after-tax earnings resulting form cost rationalization efforts are capitalized at Agrium’s valuation following elimination of corporate discount, per footnote #1.
4. Assumes Agrium initiates a $1.5 billion share repurchase program ahead of implementing steps 1-3, repurchasing stock at $89 per share funded by $725 million of released working capital and by $775 million of debt at a 4.5% after-tax cost of capital. Value creation represents immediate accretion (growing further over time) of share repurchases assuming value creation from steps 1-3.
5. Assumes Agrium’s Potash assets receive partial credit from investors for their strategic value. Value creation assumes Potash valued at 11.25x EBITDA, representing 50%
of bridge between Susquehanna’s 9x sum of the parts value for Agrium’s Potash assets and the 13.5x value BHP offered to acquire Potash Corp.
• On July 11, 2012, JANA proposed a 3-way break up based exclusively on 1 analyst’s target multiple
(the highest) and completely ignored where the public peers were trading

• The slide above was presented by JANA to Agrium on July 11 in New York
• JANA said a break up would create monumental value for shareholders
– A 2-way break up (Retail and Wholesale) would create over $28 per share
– A 3-way break up (Retail, Potash and Nitrogen + Phosphate) would create over $34 per share
• JANA’s views were based exclusively on the one sell-side analyst with the highest “target” multiple for Retail and highest share price target for Agrium. The analysis also assumed a “trading” multiple of 11.25x for our potash segment, well above where peers were trading
• Since they first contacted us in May, JANA has never provided a detailed and credible value creation analysis supporting a break up to Agrium
• From the very start, JANA’s agenda has been to break up Agrium into 2 or 3 pieces in an effort to see the pieces sold.  We believe this is why JANA has had countless meetings with executives from our public competitors, private equity firms, merger arbitrageurs, equity research analysts, shareholders and others since early June

19
$ billion, unless otherwise noted
Agrium Share Price as of February 13, 2013 $112.16
Market Capitalization
(2)
16.7
Enterprise Value
(3)
18.5
Less: Value of Segments Based on Peer Trading Multiples
2013E EBITDA
(4)
2013E Peer
Multiple
(5)
Segment
Value
Nitrogen / Other
(6)
$1.1 4.3x
$4.8
Potash
(7)
0.4 8.9x 3.4
Phosphate 0.3 6.0x 1.6
Wholesale 1.8 5.6x 9.8
Implied Current Value of Retail Within Agrium $8.7
Implied 2013E EBITDA Multiple for Retail 0.9 9.2x
Break Up Would Destroy Value
Retail is worth more as a part of Agrium and receives over a 9x multiple within Agrium
(1)
1. Multiple implied by sum-of-the-parts analysis based on Agrium share prices, Wholesale peer multiples and consensus analyst EBITDA estimates as of February 13, 2013
2. Assumes fully diluted share count of 149.3 million
3. Agrium net debt balance adjusted for impact of C$900 million share repurchase
4. Segment EBITDA breakout based on consensus 2013E total Agrium EBITDA (net of corporate costs) and applying a percent allocation based on brokers that forecast 2013E
EBITDA by segment / nutrient; percent allocation is as follows: 40% Nitrogen / Other; 10% Phosphate; 15% Potash; 35% Retail
5. Nitrogen / Other multiple based on CF; Potash multiple based on average of Potash Corp and Intrepid; Phosphate multiple based on PhosAgro and Mosaic less 0.5x
6. Other includes AAT and Distribution / Resale
7. On a gross basis, Potash Corp trades at 9.4x 2013E EBITDA and net of its unconsolidated equity investment portfolio (SQM, ICL, APC, Sinofert) it trades at 7.4x;
In our sum-of-the-parts analysis we have conservatively used the gross multiple of 9.4x; Use of the adjusted multiple of 7.4x would reduce the implied value of Wholesale and further raise the implied multiple we are receiving for Retail within Agrium

• A break up would destroy value, rather than create it, even before consideration of dis-synergies and other risks related to splitting the Company
• Retail is worth more as a part of Agrium and receives over a 9x EBITDA multiple within
Agrium, based on median analyst estimates and actual trading multiples of our Wholesale peers
• If Wholesale were to be valued at 5x within Agrium (e.g., a half-turn closer to a nitrogen multiple of 4.3x), Retail would be currently receiving close to a 10x multiple within Agrium
• To create $20 per share of value, the EBITDA multiple for Retail would need to expand by more than 3x
• JANA has provided no analysis to suggest how this value could be achieved
• In its October 1, 2012 presentation, JANA lowered the value of a break up from $34 per share by half to $15 to $20 per share

20
9.7x
10.3x
10.6x
10.7x
11.3x
11.9x
9.3x
8.9x 8.9x
8.5x
8.3x
7.2x
0
5
10
15
Reliance
Steel &
Aluminum
MRC Applied
Industrial
WESCO Genuine
Parts
Brenntag Airgas Grainger MSC
Industrial
Beacon
Roofing
Watsco Tractor
Supply
Retail Valued Above Analyst Targets and In-line With
Public Distribution Companies
Analyst Sum-of-the-Parts Retail Multiples
(1)
Source: Capital IQ
1. Date reflects most recent date of published report including Retail multiple. Excludes analysts that have discontinued coverage
2. Trading multiples based on February 13, 2013 market data
3. Estimated using methodology from 11/12/12 report and most recent price target and 2013E EBITDA by segment
4. Midpoint of SOTP retail multiple range
5. 2014E EBITDA multiple; Unable to imply 2013E due to limited information
6. Implied by 2014E Retail EBITDA (8.8x for BGC, 8.5x for Dundee and 8.5x for Scotiia)
7. Heating, ventilation, air conditioning / refrigeration
8. Maintenance, repair, and operations
9. Multiple implied by 3 month average share price: 8.6x
Electrical
MRO (8)
Industrial
Gases
Industrial
MRO (8)
Oilfield
Services
Metals Roofing
Materials
Chemicals Auto
Parts
HVAC/R (7) Livestock,
Pet and
Hardware
Industrial
MRO (8)
Industrial
MRO (8)
9.5x
10.0x
9.0x 8.9x
8.7x
8.5x 8.5x 8.3x
8.5x
8.0x 8.0x
7.5x
7.5x
7.4x
6.0x
9.0x
10.6x
0
5
10
15
Alta
(10/2/12)
National
Bank
(8/14)
Barclays
(1/30/13)
CLSA
1/31/13
Gabelli
(11/8/12)
UBS
(1/28/13)
RBC
(8/15/12)
BAML
(1/29/13)
BMO
(1/29/13)
GS
(1/28/13)
Scotia
(1/29/13)
Dundee
(1/29/13)
Citi
(1/29/13)
Piper
(12/2/12)
Miller
Tabak
(8/3/12)
SIG
(1/28/12)
BGC
Alta
10/2/12
CLSA
3/1/13
Barclays (3)
1/30/13
National
Bank
8/14/12
UBS
2/22/13
RBC (4)
8/15/12
BAML
2/28/13
GS
1/28/13
Scotia (6)
2/25/13
Piper
12/2/12
Miller
Tabak
8/3/12
Susq.
2/25/13
BGC (6)
1/29/13
Dundee (6)
2/25/13
Citi (5)
2/25/13
Median: 8.5x
Median: 9.5x
Enterprise Value / 2013E EBITDA
(2)
BMO (4)
2/24/13
Gabelli
11/8/12
Agrium
Retail
9.2x
(9)
Agrium
Retail
9.2x
(9)

• After spending 7 months listening to JANA, most analysts continue to value Agrium
Retail in the 8x to 9x range, with a median in the mid-8s
• We are currently receiving a multiple of 9.2x for Retail within Agrium, above the analyst median and in-line with the public distribution company average
• On August 2, the Agrium Board's independent advisor, Morgan Stanley, advised there are no direct peers for Retail in the capital markets today and that the closest public comp would have been UAP
(1)
, which has not been public for 5 years.  When it was
public, UAP traded at an average EBITDA multiple in the high 8s
• Because there are no direct comps, Morgan Stanley believes investors would evaluate a broad universe of distribution companies when considering the trading value of
Retail, including basic materials such as chemicals, materials, and other commodities, along with industrials such as air conditioning, maintenance, hardware and auto parts stores
• JANA initially disputed inclusion of comparables such as Brenntag and MSC that Morgan Stanley included in its opinion to the Agrium Board, yet JANA has since put forward 2 nominees for the Agrium Board from Brenntag and MSC
Notes
1. UAP went public on 11/22/2004 with a market capitalization of ~$800MM, and remained majority controlled by Apollo at
IPO.  Apollo had previously acquired UAP in an LBO

21
JANA Has Been Wrong Before and Destroyed Value
0
20
40
60
80
100
120
140
7/30/10 10/29/10 1/28/11 5/3/11 8/2/11 11/1/11 2/1/12 5/7/12 8/6/12 11/5/12 2/13/13
Peers
(2)
+28%
1. Combined share price of TNT Express + PostNL post-separation
2. Average of selected peers (UPS, FedEx and Deutsche Post)
Source: Capital IQ; Company Filings
TNT +
PNL
(1)
(68%)
AEX
+5%
TNT Express
Separation
5/26/2011
UPS Transaction
Leak
2/16/2012
UPS Transaction
Announcement
3/19/2012
UPS Transaction
Termination
1/14/2013
Separation
Announcement
8/2/2010
TNT NV
(Pre-Separation)
TNT Express + PostNL
(Post-Separation)
(1)
Relative Trading Performance
Since Day Prior to Announcement of Separation
Indexed to 100

• JANA’s breakup ideas have destroyed value for shareholders when adopted in a similar situation
• For example, JANA successfully pressured TNT, an international express and domestic mail delivery services company based in the Netherlands, to break itself into two standalone businesses
• JANA’s strategy was a clear failure for TNT shareholders, as evidenced by the 68% decline in shareholder value since the
announcement of the separation, compared to:
– An increase in value of 28% for a composite of TNT’s peers (UPS,
FedEx and Deutsche Post)
– An increase of 5% for the AEX Index, a stock market index composite of
Dutch companies that trade on Euronext Amsterdam

• JANA had nothing to do with Agrium’s return of capital in 2012
• Agrium, not JANA, skillfully structured its pending acquisition from
Glencore of the Agri Products business formerly operated by Viterra, allowing Agrium to return C$900 million of excess proceeds directly to shareholders through a share repurchase
• This acquisition is an opportunity that Agrium is uniquely positioned to capitalize on because of its integrated strategy
• Agrium began increasing its dividend in 2011 in step with its record growth in earnings and cash flow and its previously stated strategy. JANA had nothing to do with our record earnings and cash flow
• Agrium will continue to grow its dividend and return excess capital to shareholders
JANA is Contrary to the Facts on Capital Allocation

22

23
JANA is Confused on Costs
• Agrium Retail margins have always significantly exceeded margins of our direct peers in agricultural retail
(1)
• Retail’s expense ratio of 71%
(2)
is in line with the median of public
distribution companies
• Retail’s expense ratio has continued to decline as we reduce the cost structure of acquired companies, focus on continuous
improvement, and leverage our operating network to capture
synergies
• In 1H 2012, before JANA’s campaign, an independent global
consultancy concluded that Agrium’s G&A costs were in or near best quartile in all areas
• JANA’s unspecified proposed SG&A cuts would require elimination of more than half of our Corporate SG&A, which makes no sense and would imperil Agrium’s ability to manage its global operations
1. Royster-Clark and UAP, two companies previously acquired by Agrium, are our closest direct agricultural retail peers
2. Includes estimated allocation of Corporate G&A. Excluding Corporate G&A would result in an operating expense ratio for Retail of 69%

• In October, JANA suggested Agrium could cut well over half of its
Corporate SG&A, creating significant value for Agrium
shareholders
• However the analyst
(1)
working with JANA now suggests JANA got
this wrong and that value would be zero:
– "Whatever opportunity might exist to cut overhead would be offset if two separate corporate structures were implemented for
Wholesale and Retail" -- Mark Connelly, CLSA, March 1
Notes
1. Please see slides 41 to 44 for an in-depth review of Mark Connelly's perspectives

24
5.5
8.5
8.9
5.4
5.6
5.4
5.9
8.9
9.2
6.1
8.4
10.2
4.5
7.7
9.0
9.7
5.6
5.3 5.5
0
2
4
6
8
10
12
2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012
Royster-Clark
(1)
UAP
(2)
AGU North America Retail
(3)
EBITDA Margin (%)
Agrium doubled
Royster’s legacy
EBITDA in 18 mo.
Retail’s Margins Significantly Exceed Ag Retail Peers
2006 margins
impacted by Royster
acquisition
Financial
Crisis
1. 2005 margin based on LTM 1Q2005 data
2. UAP fiscal period end was February; data shifted to closest calendar year
3. North America Retail EBITDA margin excludes allocation of Corporate G&A.  Allocating reported corporate G&A would result in EBITDA margins of
8.6% (2005), 5.6% (2006), 7.9% (2007), 8.7% (2011) and 9.3% (2012)
Commodity
Peak

• There are no direct peers for Agrium Retail in the public markets because all of its competitors are privately-held companies
• Agrium has rolled up Royster-Clark, UAP, and many tuck-in
acquisitions (all with EBITDA margins averaging well below 6%) since
2006 and has successfully increased its total North America margins to over 9%
• Agrium Retail margins have always significantly exceeded margins of our closest direct agricultural retail peers (Royster-Clark and UAP)
• JANA has failed to consider, or chosen to simply ignore these facts, which have always been public
• JANA continues to refer to a EBIT / GP ratio as a measure of margins.
It is not, it is another measure of cost efficiency: you can have low costs and poor margins, something both UAP and Royster Clark had until we acquired them

25
66
60
61
72 72 72 72 73 74
78
71
70
70
71
0
20
40
60
80
100
Airgas Applied
Industrial
Genuine
Parts
Watsco WESCO Beacon
Roofing
Tractor
Supply
Grainger Agrium
Retail
Brenntag Reliance
Steel &
Aluminum
MSC
Industrial
MRC
Industrial
Gases
Industrial
MRO
Auto
Parts
Livestock,
Pet and
Hardware
Crop
Protection
and Fertilizer
Electrical
MRO
(2)
HVAC/R Industrial
MRO
Roofing
Materials
Chemicals Oilfield
Services
Industrial
MRO
Metals
Operating Expenses In Line With Public Distributors
Median: 72%
Retail Operating Expense / Gross Profit (%)
(2012)
(1)
75
76
71 71
66
76
60
65
70
75
80
2012 2011 2010
Agrium Retail Operating Expense / Gross Profit (%)
(3)
Total North American Retail
(4)
Source: Capital IQ
1. Data shown is 2012 except MSC Industrial which is LTM as of 12/1/2012 and Brenntag which is LTM as of 9/30/2012
2. Includes estimated allocation of Corporate G&A. Excluding Corporate G&A would result in an operating expense ratio for Retail of 69%
3. Includes estimated allocation of Corporate G&A
4. North American Retail

• Agrium Retail’s operating costs to gross profit ratio of 71% is in line with the median of public distribution companies and has continued to improve as we reduce the cost structure of acquired companies, focus on continuous improvement, and leverage our operating network to capture synergies
• Retail’s overall operating expense ratio has improved by 500 bps since 2010, including a 900 bps improvement in the North American Retail business
• We acquired less efficient companies knowing there was significant opportunity to improve efficiency
• As we integrate and realize operating synergies from our acquisitions, our combined efficiency ratios continue to improve, a fact JANA understands very well but has chosen to distort in its communications with our shareholders

JANA is Careless With Facts on Controls
• JANA has based its allegation that Agrium Retail is poorly managed on a flawed comparison it draws between Agrium Retail and UAP, a company Agrium acquired in 2008
• Agrium’s working capital levels are
lower
than UAP’s were and our margins are
~300bps
higher
even though UAP’s product mix (less fertilizer) required less working capital investment
• If we ran Retail on the same basis as UAP in 2007, it would destroy over $2.5Bn of shareholder value
• Our entire management team has a portion of compensation tied to management of working capital
• In its misguided "outside-in" assessment of Retail’s facilities, JANA proposed massive store closures based on naive "back-of-the-envelope calculations" which fail to consider important factors such as such as geography, the density and profitability of markets, the needs of growers, and the number and location of facilities owned by our competitors
• Agrium has proactively closed 255 carefully selected stores, including 20% of its
U.S. facilities
• Retail's state-of-the-art systems provide visibility down to single store level, allowing Agrium to make the right operating and closure decisions

26

27
18 18
17
21
0
5
10
15
20
25
UAP – 2007 AGU NAR – 2007 AGU NAR - 2012
Working Capital to Revenue (%)
UAP’s % on
comparable
accounting basis
(1)
UAP’s Working Capital Ratio Was Higher than Agrium
Retail’s and its Margins Were ~300 bps Lower
Source: Capital IQ
1. Working capital / sale figures calculated on a fiscal year basis and the reduction in working capital to sales for UAP using 4-4-5 approach for 2006 and 2007 were 458 bps and 368 bps

• Contrary to what JANA told Agrium shareholders, Agrium Retail’s working capital levels for North America are actually lower than
UAP’s were and our margins are approximately 300bps higher (i.e.,
9% margins vs. 6% margins)
• This is in spite of the fact that UAP had a different product mix than
Agrium (e.g., less fertilizer intensive) that requires less working capital investment
• If Agrium ran Retail on the same basis as UAP in 2007, it would destroy over $2.5 billion of shareholder value

28
JANA’s Facility Analysis is Severely Misguided
Air Miles versus Driving Miles
Competitor Analysis: Clarksdale Mississippi
Agrium Retail
1703 Desoto Hwy 49 S
Clarksdale, MS 38614
Helena
829 Desoto Avenue
Clarksdale, MS 38614
Jimmy Sanders
1461 Desoto Avenue
Clarksdale, MS 38614
Green Point AG
1634 Desoto Avenue
Clarksdale, MS 38614
Cumulative Facility Closures
74
88
152
166
233
14
64
14
67
22
255
233
166
152
88 88
74
0
50
100
150
200
250
300
2006 2007 2008 2009 2010 2011 2012
Facility closures in current year
(Count)

• In its misguided “outside-in” assessment of Retail’s facilities, JANA proposed massive facility closures based on naive “back-of-the-envelope calculations” which they claim show that Agrium’s facilities are “too close together”
• Agrium has proactively closed 255 carefully selected facilities, including 20% of its
U.S. facilities while increasing market share
• Retail’s state-of-the-art systems provide visibility down to the single-store level, allowing Agrium to make the right operating and closure decisions
• Agricultural Retail is a very different business than the industrial “breaking bulk”
companies run by 2 of JANA’s nominees, which feature mail-order catalogues instead of client relationships and 1,000s of SKUs shipped by plane, train, and truck – you cannot distribute fertilizer this way
• We are not just a product supplier – we have a significant service component, including fertilizer blending, application services, agronomic services, consultation, soil sampling and seed treatment. We also formulate and provide enhanced proprietary products through Loveland Products that are only available to Agrium Retail customers
• JANA also fails to consider important factors in rationalizing facilities, such as geography, the density and profitability of markets, the needs of growers, and the number and location of facilities owned by our competitors

29
Equity Research Analysts Support Agrium
“Jana has raised broad discussion points, albeit with little specific or intimate knowledge of AGU Retail in our view, and the burden is on Jana to justify why a change in course could be needed…” – BMO
“we believe management convincingly refuted many of Jana's claims after digging into working capital concerns and addressing the need for geographic density, which is a function of high and low service models…Agrium has the best in industry ag-retail management team” – CIBC
“Overall, we think that Agrium has done a good job of refuting the issues Jana has presented… we continue to believe Agrium can maximize its share value as one company and that the synergies that would be lost are quite valuable and worth preserving.” – RBC
“Strong rebuttal by Agrium to JANA: This is the most in depth response Agrium has made publicly to JANA…We continue to view Agrium as an integrated company, which was supported by AGU's presentation.” – Dundee

• Following our 4.5 hour Analyst Day on January 28, 2013 in New York, analysts strongly supported Agrium’s Board and told shareholders that
Agrium crisply refuted JANA’s flawed “5C” arguments
• Analysts also continue to say that JANA has not made the case for a break up

30 JANA’s Campaign Has Zero Credibility

30

31
JANA’s Campaign Has Zero Credibility
• When JANA first contacted Agrium last May, it said it was committed to private engagement review of its ideas with Agrium
• However, JANA spent the summer promoting its ideas to our competitors,
PE firms, arbitrageurs, analysts and shareholders in an effort to have the company broken up and the pieces sold – all before even publicly announcing its campaign
• In October, JANA then announced that its ideas would create $50 / share, however, by November, it removed any reference to specific value creation because its analysis was rejected
• JANA initially disputed inclusion of comparables such as Brenntag and
MSC proposed by Morgan Stanley, yet it has since put forward 2 nominees for the Agrium Board from Brenntag and MSC
• JANA tried to convince shareholders that Retail is valued close to 6x
EBITDA within Agrium instead of the 9x based on the sum-of-the-parts analysis
• On February 7, JANA proposed never-before-seen “valuation deductions”
previously made by zero of the 29 analysts covering our stock

• By taking a leadership role with the formulation of JANA’s misguided and flawed analysis, participating with JANA on countless investor roadshows and agreeing to receive special compensation directly from JANA, all of
JANA’s dissident nominees:
– Are tied to JANA’s flawed arguments
– Have zero credibility
– Lack the ability to think and act independently of JANA’s ideas, which would destroy shareholder value

JANA’s Campaign Has Zero Credibility (cont’d)
• Days after reneging at the last minute on a settlement for 1 director, JANA immediately mischaracterized the nature and substance of the talks
• Two weeks later, JANA said Agrium shares declined 12% because of an "entrenchment discount", despite the fact that Agrium declined in line with peers over the same time period on fundamentals
• JANA also declared one of Agrium's new directors is not independent because he received C$30MM from Agrium which, as a matter of public record, is completely false
• JANA has since resumed parading around its 5-member, so-called “dream-team”
dissident slate yet it is asking shareholders to appoint 1 or 2 of its nominees, because it says Agrium lacks independent directors with distribution experience and shareholder focus
• Agrium appointed 2 highly qualified directors with the very experience JANA says
Agrium needs
• Meanwhile, the boards of JANA's own distribution nominees (MSC, Brenntag) have less distribution experience than Agrium’s and the MSC Board is fraught with conflicts (e.g.,
JANA’s nominee controls 66% of the votes with only 26% of the economics)
• Finally, JANA is on the road meeting with shareholders chaperoned by CLSA, the same conflicted analyst that JANA quotes more than a dozen times in its materials about
Agrium

32

33
Proposed Value Creation from a Break Up of the Company
JANA’s Theory #1
July 11, 2012
JANA’s Theory #2
October 1, 2012 Change
JANA’s Theory #3
January 23, 2013
JANA’s Theory #4
February 7, 2013
Spin-off Retail ~$28 $15 – $20 < $8 – $13>
Spin-off Potash ~$6 – <$6>
Sub-total
~$34
$15 – $20
<$14 – $19>
Proposed Value Creation from Operating / Capital Cuts
Rationalize Costs $8 $20 +$12
Capital Allocation
and Working Capital
$9 $10 +$1
Sub-total
$17 $30 +$13
Total Theoretical Value
Creation
$51 $45 – $50 <$1 – $6>
Despite its “Switcheroo”, JANA’s Ultimate Objective Remains a Break Up
JANA’s Value Creation “Switcheroo”

• JANA’s value creation thesis has been an on going “switcheroo”
• In July, JANA asked our Board to break up Agrium into 3 pieces based on the highly contrived view that this would create monumental value for shareholders – ~$34 per share
• After realizing our shareholders disagreed with JANA’s valuation, JANA began to significantly change its arguments
• On October 1, JANA reduced the value of a break up by about half (down $14 to $19 per share) and effectively back filled this reduction by further inflating the upside from cutting costs by 150% or an additional $12 per share – “The JANA Switcheroo”
• After realizing our shareholders still disagreed with JANA, it simply removed all the value creation figures from its materials
• On November 19, when JANA announced its Board nominees, it was careful to remove any reference to the $50 of total upside it touted only 7 weeks earlier from its filings
• In its January 23 and February 7 filings, JANA continued to exclude value from a break up and did not present a specific view of the value that might be created from pursuing any of its ideas

34
• In its February 7, 2013 presentation (slides 21-22), JANA prepared perhaps its most flawed and troubling analysis to date by manufacturing never-before-
seen adjustments to suggest we receive a low value for Agrium Retail
• However, as explained below, JANA double counted in its analysis
• Even under JANA’s flawed analysis, we are still receiving over 9x for Retail
JANA's Deeply Flawed Sum-of-the-Parts Analysis
$ billion, unless otherwise noted
Potash Corp Mosaic CF
Total Expansion Investment 7.4 6.3 3.8
Illustrative Return on Investment 11% 11% 11%
Implied Run-rate (2017E) EBITDA From Expansion
(1)
1.5 1.3 0.8
Expansion Valuation Multiple 8.0x 8.0x 4.5x
Present Value of Expansion Project
(2)
7.7 6.6 2.5
Adjusted 2013E EBITDA Multiple
(3)
7.6x 5.5x 3.6x
Current 2013E EBITDA Multiple
(4)
9.4x 7.5x 4.4x
Difference (Adjusted Multiple – Current Multiple) (1.8x) (2.1x) (0.8x)
Assumes 20 year depreciation and 26%, 27% and 35% tax rate for Potash Corp, Mosaic and CF, respectively
Future value of expansion projects discounted back 4 years (from 2017 to 2013) at 11%
(Current enterprise value less present value of expansion project) / 2013E EBITDA; market data as of February 13, 2013
On a gross basis, Potash Corp trades at 9.4x 2013E EBITDA and net of its unconsolidated equity investment portfolio (SQM, ICL, APC, Sinofert) it trades at 7.4x;
In our sum-of-the-parts analysis we have conservatively used the gross multiple of 9.4x; Use of the adjusted multiple of 7.4x would reduce the implied value of
Wholesale and further raise the implied multiple we are receiving for Retail within Agrium
1.
2.
3.
4.

• In JANA's February 7, 2013 presentation (slides 21-22), it prepared what is perhaps its most flawed and troubling analysis to date
• Rather than prepare its own sum-of-the-parts analysis based on actual peer trading multiples and consensus analyst estimates, it manufactured several flawed and contrived adjustments to Wholesale's trading value in an effort to suggest Retail is receiving a very low value within Agrium
• The largest error in JANA's analysis is that it has ADDED what it believes is the value of our Vanscoy potash expansion project to the current trading value of Wholesale
• However, all of our key peers have large capacity expansion projects underway as well
• JANA, of course, did not make this adjustment to our peers (shown in the table above), so it effectively double counted the value of the project
• Valuing our existing business at "project adjusted" multiples for the peers and adding the theoretical value of Vanscoy suggests we are still receiving over 9x in our stock for Retail

35
Zero Out of 29 Analysts Follow JANA's Flawed Methodology
1. SOTP analysis is employed but is not a primary valuation methodology
2. On February 25, CLSA analyst Mark Connelly reported for the first time that he also makes a number of the adjustments that JANA suggests
Broker Analyst
Performs Sum-of-the-Parts
Valuation Analysis
Made JANA’s Vanscoy
Adjustments
Makes the Other Adjustments
Proposed by JANA
AltaCorp John Chu Yes
(1)
Atlantic Equities Colin Isaac
BAML Kevin McCarthy Yes
Barclays Matthew Korn Yes
BGC Mark Gulley Yes
BMO Joel Jackson Yes
Canaccord Keith Carpenter
CIBC Jacob Bout
Citi P.J. Juvekar Yes
CLSA (Credit Agricole) Mark Connelly Yes Introduced on Feb. 25
(2)
Credit Suisse Chris Parkinson
Dahlman Rose Charles Neivert
Desjardins John Hughes
Dundee Carolyn Dennis Yes
Gabelli Amon Wilkes Yes
Goldman Sachs Adam Samuelson Yes
JP Morgan Jeffrey Zekauskas
Macquarie David Pupo
Miller Tabak Tim Tiberio Yes
(1)
Morningstar Jeffrey Stafford
National Bank Robert Winslow Yes
(1)
Piper Jaffray Michael Cox Yes
(1)
RBC Adam Schatzker Yes
(1)
Salman Partners Raymond Goldie
Scotiabank Ben Isaacson Yes
Stifel Nicolaus Paul Massoud
Susquehanna Don Carson Yes
TD Securities Paul D’Amico
UBS Brian MacArthur Yes
Performs Analysis Does NOT Perform Analysis

• After having corrected JANA’s never-before-seen analysis, it is also worth noting that zero out of 29 analysts covering our stock today separately value or adjust their trading valuations for the value of our Vanscoy expansion project
– With one exception: on February 25, two weeks after JANA published this new analysis and on the same day he was hosting JANA at a breakfast to promote JANA’s so-called “dream team,” Mark Connelly of CLSA announced for the first time that he also makes the Vanscoy adjustment suggested by
JANA
– No other analysts adopted JANA’s flawed approach
• JANA either does not understand how to value assets in our sector or it is intentionally trying to deceive shareholders because it has been unable to convince anyone that its plan to break up Agrium would create value for shareholders
• On February 19, 2013, Agrium filed investor materials titled “Supplemental
Valuation Materials Regarding JANA”, which is available on Agrium’s website.  Please see these materials for a more in-depth review of JANA’s most recent flawed analysis

36
• On February 11, 2013, Barry Rosenstein reneged on an
agreement he made with Michael Wilson the morning before
• That agreement was based on three principles:
1. JANA would get 1 board seat, a mutually identified
candidate first approved by JANA, or 1 of its nominees
2. JANA would end its entire campaign and agree to a
standstill until the close of the 2014 Annual General
Meeting
3. JANA and Agrium would issue a joint press release
JANA Mischaracterized Settlement Agreement With Agrium

•
On February 25, 2013, Agrium filed “Setting the Record Straight”, which is available on Agrium’s website and in Appendix A.  The filing provided details on the recent discussions with JANA, along with the settlement agreement and draft joint press release.  Agrium made these available because JANA has continued to mischaracterize its settlement discussions with Agrium

37
•
“Agrium’s new
management-approved
directors and
entrenchment efforts were
followed by a 12% decline
in its stock price…”
•
“…the market’s
overwhelmingly negative
reaction to [Agrium’s] new
directors”
–
JANA, February 25, 2013
JANA is Misleading Shareholders About Stock Movements
(13)
(17)
(12)
(8)
(8)
(20)
(15)
(10)
(5)
0
IPI CF AGU POT MOS
Relative Share Price Performance
North American Fertilizer Peers
February 11 to February 25, 2013
(%)
Average Peer Decline: 12%

• JANA has misrepresented the facts relating to Agrium's recent share price performance
• In public statements by JANA and Mr. Rosenstein on February 25, 2013, JANA
attributes the recent move in Agrium's share price to dissatisfaction with the 2 new directors appointed to the Agrium board
• Of course, JANA fails to mention that Agrium shares simply moved in line with the average North American fertilizer peer for the two weeks ended February 25
• In particular, sector valuations were influenced by the USDA's February 21,
2013 report predicting a large corn crop along with a sector downgrade by
Dahlman Rose on February 22, 2013
• "The USDA projected a significant rebound in corn production and ending stocks in 2013/14 at its 2013 Agricultural Outlook last week. Since reaching
$6/bu in late January, [corn] prices have continued to sell off, most recently approaching $5.50/bu.  Shares of all fertilizer producers appear to be responding negatively to the USDA’s 2013 forecast for 96.5mln U.S.
corn acres" – Susquehanna 2/26/13

38
• “Agrium’s new directors lack sufficient
independence”
• “One of these directors, former Viterra CEO Mayo
Schmidt, received C$30 million when Agrium
acquired Viterra’s distribution business”
JANA is Making False and Misleading Statements to
Deceive Shareholders
– JANA, February 25

• In an attempt to promote its dissident slate, JANA has misrepresented the facts relating to Glencore’s acquisition of Viterra, implying that Mr. Schmidt received payments from Agrium
• This is simply false
• Mr. Schmidt received payments directly from Glencore and Viterra in relation to Glencore’s acquisition of Viterra, which closed in 2012. Agrium had no direct dealings with Viterra
• Glencore agreed to sell Viterra’s agri-products assets to Agrium after closing its deal with Viterra. This transaction is expected to close later this year
• Mr. Schmidt did not receive and will not receive any monetary benefit from
Agrium in relation to these transactions
• JANA is misrepresenting the facts in an attempt to deceive Agrium shareholders

39
JANA’s So-Called “Dream Team” Boards Lack
Distribution Experience
1. Current / former executive of BC Partners, recent 100% private equity owner of Brenntag
MSC Industrial
Director Affiliation
Mitchell
Jacobson
Insider
Erik Gershwind Insider
David Sandler Insider
Jonathan Byrnes
Independent
Director
Roger Fradin
Independent
Director
Louise Goeser
Independent
Director
Denis Kelly
Independent
Director
Phillip Peller
Independent
Director
Brenntag
Director Affiliation
Stefan Zuschke Insider (1)
Doreen Nowotne Insider (1)
Stephen Clark Insider
Dr. Thomas
Ludwig
Independent
Director
Dr. Andreas
Rittsteig
Independent
Director
Dr. Edgar Fluri
Independent
Director
UAP
Director Affiliation
L. Kenneth Cordell Insider
David Birk
Independent
Director
Michael Ducey
Independent
Director
Steven Gold
Independent
Director
Thomas Miklich
Independent
Director
Carl Rickertsen
Independent
Director
William
Schumann, III
Independent
Director
Scott Thompson
Independent
Director
Denotes Independent Director with retail / distribution experience
Mitchell Jacobson Stephen Clark David Bullock
Agrium
Director
Affiliation
Michael M. Wilson Insider
Ralph S.
Cunningham
Independent
Director
David Everitt
Independent
Director
Russell K. Girling
Independent
Director
Dr. Susan A. Henry
Independent
Director
Russell J. Horner
Independent
Director
David J. Lesar
Independent
Director
John E. Lowe
Independent
Director
The Honourable
Anne McLellan, P.C.
Independent
Director
Derek G. Pannell
Independent
Director
Frank W. Proto
Independent
Director
Mayo Schmidt
Independent
Director
Victor J. Zaleschuk
Independent
Director
Insiders
JANA’s So-Called “Distribution Dream-Teamers”

• JANA suggested the independent directors of Agrium lack the experience to oversee management of Retail, so it nominated 3 directors with distribution experience
• MSC, Mitchell Jacobson's company, a distribution pure play, has directors on its board with executive experience running distribution companies
• Brenntag, Stephen Clark's company, a distribution pure play, has only 1 independent
director on its board with executive experience running distribution companies
• At the time when Agrium acquired UAP, a distribution pure play (and David Bullock's former company), UAP only had 1 independent director on its board with executive experience running distribution companies, who was a lawyer (general counsel), not an operator
• With David Everitt and Mayo Schmidt, the Agrium Board has a 2 independent directors with extensive agricultural distribution experience and has a higher proportion of independent directors with retail experience than the so-called “dream team” boards
• Mr. Everitt brings in-depth knowledge of marketing, distribution and procurement in the agricultural sector, obtained during his 37 year career at John Deere
• Mr. Schmidt is widely recognized for leading Viterra's transformation from a small, regionally based cooperative into Canada's largest agricultural inputs retailer and a leading global agricultural and food ingredients company. With a network of 263 agricultural retail locations,
Viterra was the only publicly-traded agricultural retailer of fertilizer, crop chemicals and seed in North America, other than Agrium
Fact:
0 independent
Fact:
Fact:
Fact:

MSC Board: Not So Independent and Shareholder Focused
• While JANA touts that its nominee Mitch Jacobson is a beacon of good governance, consider these facts:
– Mitch Jacobson inherited a business from his father which became MSC
Industrial Direct Co., Inc. (MSC)
– MSC, a NYSE-listed company, has a board of directors comprised of 8 members
• 3 of the 8 directors of MSC are insiders
• Of the 5 remaining “independent” directors, 3 are senior executives of companies which are either customers and/or suppliers of MSC
• The current CEO of MSC is also Jacobson's nephew – so much for an independent board and management
– And it doesn’t stop there – Jacobson, his nephew and his sister together control 66% of the voting power of MSC while only holding 25.6% of the common shares of the company

40

Breakfast with....
"Alternative Board Nominees" to Agrium
Perspectives from 4 Jana Nominees to the Board

Speakers:

Mitch Jacobson
Chairman of the Board & Director
MSC Industrial Direct

Steve Clark
Supervisory Board Member & Former NA CEO
Brenntag Group

David W. Bullock
Former CFO & COO, UAP, and former CFO
Graham Packaging

Barry Rosenstein
Founder & Managing Partner
JANA Partners

Hosted by:
Mark Connelly
Global Agriculture Analyst

Please join CLSA's Global Agriculture analyst Mark Connelly for a very frank discussion with four of Jana's nominees to Agrium's Board. Barron's called the Jana slate ***"a retail 'dream team' to Agrium's board, which currently does not have one independent member with retail distribution experience"*** – Barron's, 11/26/12. Each of the four candidates will offer their perspective on Agrium Retail and its incremental opportunity, with plenty of time for Q&A.

- Jana and its candidates argue that Agrium Retail is a very good business but lacks proper incentives, and controls, and suffers from serious deficiencies in capital controls and capital management.
- Jana has argued that splitting out Agrium's captive distribution business into a separate company will eliminate serious conflicts of interest, and create substantial shareowner value (see www.janaaguanalysis.com).
- Agrium said at an Investor day presentation Monday that it has a "fantastic board and fantastic management team".

Date:
Friday, March 1

Time:
8:00am
Breakfast will be served

Location:
Trump International Hotel
325 Bay Street
Toronto, Ontario
M5H 4G3

RSVP:
To your CLSA sales person or Mark Connelly or Evan Meyer

mark.connelly@clsa.com

evan.meyer@clsa.com

Agrium

41 JANA’s So-Called “Dream Team” Chaperoned by Conflicted Analyst

• Despite conducting settlement talks for 1 director, JANA has resumed its push to have its 5 nominees – the so-called “dream team” – elected to the Agrium board in an effort to break up Agrium
• The analyst from CLSA (1 of 29 analysts covering Agrium stock) has aligned himself with JANA and its so-called “dream team”
• Since JANA started its campaign against Agrium, JANA has quoted the analyst from CLSA more than a dozen times in its press releases, presentations and filings
• But it does not stop with CLSA crafting sentences to be quoted the next day in JANA’s propaganda, the analyst from CLSA is actually
hosting JANA on investor roadshows.  Most recently he
chaperoned the so-called “dream team” through Toronto on
March 1, 2013

CLSA
ASIA-PACIFIC MARKETS
Produced by CRÉDIT AGRICOLE SECURITIES

Agrium

US$103.45 - OUTPERFORM

Mark Connelly
mark.connelly@clsa.com
(1) 212 549 4404

Kurt Schoen,CFA,CPA
(1) 212 408 5984

1 March 2013

Tip of the iceberg?

Company update

Investors are asking, "What is the potential upside in the stock if JANA's slate is elected?" In this report, we consider upside and downside scenarios post an April 9 election. Keep in mind that JANA's slate has not recommended a specific path, and our data from Agrium are quite limited. So rather than try and quantify a specific target, we craft a framework for investors to think about the inherent value potential of a more tightly focused and performance-driven Agrium Retail. Applying our best-guess estimates to that framework, we see upside comfortably beyond $150 if the JANA slate wins, and initial downside to about $90 if the Agrium Board is re-elected.

Agrium

42 Alone On An Iceberg

• By total happenstance, Mark Connelly published a new JANA manifesto on March 1, the same day he was chaperoning JANA's so-called “dream team” around Toronto
• Connelly suggests that the difference between JANA winning and losing the election is
$60 per share or $9.5 Billion of shareholders value, driven primarily by a completely new set of ideas -- so yet another “JANA Switcheroo”
• Over the coming days we expect JANA to once again liberally quote potential examples from Connelly’s March 1 report:
•
“We see upside comfortably beyond $150 if the JANA slate wins, and initial downside to about $90 if the Agrium board is re-elected”
•
“If the JANA nominees are elected, we think a separation of Retail would be likely...And how likely would an actual separation be? We'd guess over 80%”
•
“…the pace of change, and the potential upside will likely be far great if we get a new
Board”
•
“How many senior management changes? Much too soon to say...People changes come after you figure out who is on board with a new plan”
•
“…using its size to call for a special shareowner meeting, JANA may well have the size and inclination...should it lose [the annual meeting] by a small margin”
•
“…if JANA loses by a wide margin, then the selling pressure on the stock is likely to take a while to abate”

43
Before the CLSA Analyst’s “Switcheroo”
A Long History of Advising Shareholders that JANA is Wrong on Every One of its Flawed “C’s”
Mark Connelly’s 2009-2012 Comments on Conglomerate Structure
• Agrium is already showing its defensive strengths. Retail keeps growing, and appears to have little competition (3/20/12)
• Agrium's retail delivered the very strong results that investors should expect… we expect that performance to continue (11/4/11)
• [Retail] is adding value on multiple fronts… the acquisition-machine keeps growth going at relatively low cost (8/4/11)
• Agrium’s appeal is that it doesn’t have the earnings volatility, while Retail brings relatively steady growth. We think that mix remains attractive (5/4/11)
• Agrium’s balanced mix of nutrients and retail appeals to a range of investors (2/9/11)
• We like the strong cash generation and stability of the retail business, which provides some hedge to commodity price volatility (2/10/10)
• Retail significantly strengthens Agrium’s portfolio, and adds upside, rather than simply diversification (8/6/09)
Mark Connelly’s 2009-2012 Comments On Capital Allocation
• Agrium’s purchase of Viterra’s Agri-products business fits neatly. [W]e estimate the deal to be accretive (3/20/12)
• Agrium has put together a compelling M&A record in retail (2/8/12)
• Retail acquisitions are highly accretive, and we expect to see more, keeping the top line growing (11/4/11)
• The reputation for capital discipline is well deserved (2/9/11)
• By bringing those smaller retailers into the Agrium (or UAP) model, Agrium can meaningfully boost the range of products offered, reduce cogs, and raise margins at a relatively fast pace, as it has done with Royster-Clark and other deals (5/18/10)
• “Careful capital allocation” and “basic materials” are rarely put together in the same
sentence...Agrium
is a clear and
compelling exception (5/18/10)
• Royster-Clark acquisition showed that Agrium could execute M&A in retail, and the UAP deal has delivered clear and compelling value (6/11/09)

• In promoting JANA’s case, Mark Connelly has not only accepted their flawed analysis, he has contradicted everything he said about Agrium from 2009 through mid-2012
• Mark Connelly consistently heaped praise on the Agrium Board and management team for excelling in the very same areas where CLSA and JANA now say Agrium has performed poorly – JANA’s flawed "5Cs"
• We encourage shareholders to review the published remarks shown above from Mark Connelly during 2009 through mid-2012, shown above and on the next slide, so that shareholders, the media, proxy governance firms and others can draw their own conclusions

Before the CLSA Analyst’s “Switcheroo” (cont’d)
A Long History of Advising Shareholders that JANA is Wrong on Every One of its Flawed “C’s”
Mark Connelly’s 2009-2012 Comments On Costs
• Agrium’s knowledge of the Canadian landscape will likely make realizing synergies there easier (3/20/12)
• Synergies Agrium promised came relatively quickly, and we are well past those targets now (8/4/11)
• Agrium value-added retail model will be increasingly valuable over the next decade,
as farming decisions become even more
complex (6/11/09)
Mark Connelly’s 2009-2012 Comments On Controls
• Wholesale is performing well on all fronts...a big retail presence helps on all fronts. We doubt Agrium will stray far from its growth strategy (2/8/12)
• Today’s results serve to remind us that Agrium is not only good at growing retail, but at improving and running what it buys (2/9/11)
Mark Connelly’s 2009-2012 Comments On Corporate Governance
• Agrium tends toward the conservative, which is probably the best investors can hope for (5/9/12)
• We see no real issues at all on the Agrium side - Agrium is a well-respected Alberta-based nutrient producer with exceptionally deep roots in Canada (3/20/12)
• We aren’t sure why anybody is surprised to see Agrium guiding cautiously in 2Q – that is the only prudent thing to do (5/4/11)
• Agrium’s investor appeal is its penchant for managing conservatively (5/4/11)
• Letting CF go while completing two attractive retail deals has burnished the company’s reputation for discipline. Agrium didn’t spend much in the attempt, and consequently burnished its reputation for financial discipline and shareowner focus (5/18/10)
• [W]illingness to walk away is a rare and laudable quality among basic materials companies that is likely to make investors even more comfortable with management and the strategy (6/11/09)

44

Cavalier on Corporate Governance
• After failing to obtain support for a break up and its other flawed ideas, JANA is now attacking the competency of our Board and management and asking: "Why not add 1 or 2 of our guys to the Board?"
• “Why not?” – Because this Board has done an extraordinary job.  Since initiating its integrated strategy in 2005, Agrium has delivered a return to shareholders of 467%
• “Why not?” – Because Retail is operating extremely well, has created tremendous value and remains committed to continuous improvement
• “Why not?” – Because JANA’s real agenda has been to break up Agrium into 2 or 3 pieces in an effort to see the pieces sold – this and its other ideas have always been flawed and wrong
• “Why not?” – Because JANA’s entire campaign has been filled with ever-changing arguments, analysis rejected by analysts and most recently deceit
JANA Gets an F For Its “5 Cs”
“Why not?” – Because first class, strong performing companies do not put people on the Board who are committed to impose a flawed strategy and are part of a campaign that has zero
credibility

45

• Stop the break up of Agrium –
Vote FOR the Agrium
nominees on the WHITE
form of proxy today
• For more information, Canadian shareholders should
contact CST Phoenix Advisors at 1-866-822-1242 or
email inquiries@phoenixadvisorscst.com
• U.S. shareholders should contact Innisfree at
1-877-456-3442 or email info@innisfreema.com
• Proxy Cut-off – Proxies must be returned by and no
later than April 5, 2013 at 11a.m. (Calgary time)
Important Proxy Information

46

Appendix A Setting the Record Straight

47

Setting the Record Straight February 25, 2013

48

Setting the Record Straight
• Agrium has prepared the following materials because JANA is mischaracterizing its settlement discussions with Agrium
• On February 11, 2013, Barry Rosenstein reneged on an agreement he made with Michael Wilson the morning before. That agreement was based on three principles:
1. JANA would get one board seat
2. JANA would agree to a standstill until the close of the 2014 Annual
General Meeting
3. JANA and Agrium would issue a joint press release
2

49

February 7 Meeting with JANA
• On February 7, Agrium executives led by Michael Wilson, President and CEO, met with
Barry Rosenstein, Managing Partner of JANA, and several of Mr. Rosenstein’s colleagues
• The meeting was part of an extensive investor roadshow following Agrium’s January 28,
2013 Analyst Day
• Though the meeting had been requested by Agrium and agreed to by JANA 7 days in advance, JANA did not involve any of its director nominees at the meeting (nor had JANA ever called Agrium to propose a meeting with any of its nominees)
• Moments before the meeting, JANA issued a press release and new slide presentation reaffirming its commitment to pursue a break up of Agrium and reiterated several of its other flawed ideas about Agrium
• JANA elected to not review or provide a copy of any of the just filed materials with Agrium during the meeting, and was generally disinterested to hear Agrium’s perspectives
• The purpose of the meeting was to review Agrium’s business.  Agrium also explained to
JANA why a break up would destroy shareholder value and why Agrium continues to disagree with JANA’s other ideas about Agrium
• During the meeting, Mr. Wilson advised Mr. Rosenstein that Agrium intended to add new independent directors with retail experience to its Board
3

50

JANA Agrees to Settlement Discussions
• On February 8, Agrium advised JANA that it would be appointing 2 strong, uniquely qualified, independent directors with extensive agricultural, retail, and distribution experience to its Board
• In order to determine whether there was a basis for resolution of the proxy battle,
Agrium proposed to appoint an additional, mutually and separately identified candidate in exchange for a standstill
• Agrium and JANA both agreed that the mutually identified candidate was highly qualified
• The candidate was previously approached by JANA but declined to serve as a dissident nominee
• The candidate agreed to accept the new appointment but only if the proxy contest was terminated and if JANA agreed to withdraw its activist campaign
• On February 9, JANA advised Agrium that it would demand that the Company revisit the issues that had been the subject of its activist campaign
• During the morning of February 10, Michael Wilson explained to Barry Rosenstein again that the independent directors of the Agrium Board, with the assistance of independent financial and legal advisors, had already thoroughly evaluated a break up of Agrium, along with all of JANA's other ideas and the independent directors had unanimously rejected these ideas
4

51

JANA Agrees to 1 Director
• In addition during the morning of February 10, Mr. Rosenstein agreed to pursue a settlement agreement based on the following principles:
1. JANA to appoint either the mutually identified candidate OR one of its nominees, along with the appointment of the two new independent directors by Agrium
2. JANA agrees to a standstill, whereby it would cease pursuit of a break up of Agrium, along with all of its other activist initiatives, until the close of Agrium's 2014 annual general meeting of shareholders
3. JANA and Agrium would prepare and issue a joint press release before markets opened on February
12
– These principles also were provided to JANA in writing where Agrium indicated agreement by JANA was a prerequisite for further discussions
• During the afternoon of February 10, JANA accepted these principles and agreed to pursue negotiation of a settlement agreement and joint press release, subject to the identification of the Agrium appointees and agreeing to the language in the joint press release.  Immediately following JANA’s agreement, Agrium provided the names of its 2 directors
• JANA did not require further review of a break up of Agrium or any of its other activist initiatives in order to agree to a settlement
• During the evening of February 10 through the afternoon of February 11, counsel representing JANA and
Agrium worked together to finalize the settlement agreement and joint press release (attached in the pages that follow). A list was prepared of informational matters
(1)(2)
to be confirmed during a telephone
conversation with Michael Wilson and Barry Rosenstein scheduled for 3:00pm EDT on February 11
Notes
1. Treatment of compensation arrangement for JANA's nominee, confirmation of the number of directors retiring from the Agrium Board, JANA understands that it would not be in the agreement but would like an understanding of what committees the new directors would join, negotiation of a non-disparagement carve out for JANA, name of the director that JANA wished to nominate
2. Agreement on final language for press release, which is observable in the draft press release on the pages that follow
5

52

JANA Reneges
• During the scheduled call with Michael Wilson, Barry Rosenstein changed the deal by demanding 2 seats on the Agrium Board
• Michael Wilson advised Barry Rosenstein that the offer of 1 director was solely made to put an end to this distraction for shareholders
• Agrium said it would proceed with the appointment of its 2 new, independent directors and terminated discussions
• In order for shareholders to have full clarity on the talks, Agrium is making the following documents available to shareholders on the pages that follow:
1) The settlement agreement (as of 3:00pm on February 11)
2) The joint press release (as of 3:00pm on February 11)
6

53

AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of February [    ], 2013 is entered into between Agrium Inc., a corporation governed by the laws of Canada (the “Company”) and JANA Partners LLC (together with its controlled affiliates, including funds it manages, “JANA”).

1.1	Appointment of Nominees

By no later than 11:00pm on February 11, 2013, the board of directors of the Company (the “Board”) shall have appointed Messrs. Mayo Schmidt, David Everitt and [                    ] (each, a “Nominee”) to serve on the Board from and after the date hereof, and each Nominee shall be nominated by the Company as a director at the annual meeting of shareholders of the Company to be held in 2013 (the “2013 Annual Meeting”).

[JANA represents and warrants that the Nominee Agreement (as defined in the Schedule 13D (the “13D”) filed November 19, 2012 by JANA Partners in respect of its ownership of Common Shares) has been terminated as of the date hereof without any further force or effect, and that neither any First Profit Participation Amount, Second Profit Participation Amount (each as defined in the 13D) nor any other compensation, incentive or otherwise, shall be payable to [                    ] by JANA.]

1.2	Covenants

(a)	JANA agrees to immediately cease all solicitation activities relating to the 2013 Annual Meeting, including removing its website relating to the campaign against Agrium and all related activities.

(b)	JANA agrees with the Company that during the Restricted Period (as defined below), at the 2013 Annual Meeting, it shall, and shall cause each of the directors, officers, partners, members, employees and agents (acting in such capacity) of JANA (collectively, “Representatives”), to vote, or provide its consent with respect to, all of the Common Shares beneficially owned or over which control or direction is exercised by it for each of the Company’s nominees for election to the Board, provided that such nominees are either Nominees or current members of the Board as of the date hereof.

(c)	JANA agrees with the Company that during the Restricted Period it shall not, and shall cause each of its Representatives not to, in any manner, directly or indirectly, alone or by participating in a “group” (within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or by acting jointly or in concert (within the meaning of applicable Canadian securities laws) with one or more individuals, corporations, partnerships, limited liability companies, joint ventures, estates, trusts, associations, organizations or any other entity of any kind or nature (each a “Person”):

(i)	make, or in any way “solicit”, or participate in, any “solicitation” (as such terms are defined in the CBCA and applicable Canadian securities laws, excluding the exceptions provided in Section 147(1)(b) of the CBCA, Section 67 of the Regulations under the CBCA, paragraphs (a), (b) and (c) of subsection 68(1) of the Regulations under the CBCA and paragraphs (a), (i), (j) and (k) of the definition of “solicit” in Section 1.1 of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators) of proxies or consents with respect to the voting of any Common Shares; provided, however, that nothing in this Section 2.1(b)(i) shall prohibit a Nominee from soliciting proxies or consents on behalf of management of the Company in his capacity as a director of the Company for proposals or actions made at the direction of the Board;

(ii)	make or be the proponent of any shareholder proposal, whether pursuant to Section 137 of the CBCA or otherwise (provided that nothing herein shall be deemed to prohibit or otherwise prevent the Nominees from making any proposal within the context of private meetings or discussions of members of the Board);

(iii)	(1) requisition, call or seek to call a meeting of shareholders of the Company including by way of application to any court, (2) seek representation on the Board, except as set forth herein, or (3) seek the removal of any member of the Board;

(iv)	request the Company or any of its directors or officers, directly or indirectly, to release JANA from, amend or waive, or otherwise take any action that is inconsistent with any provision of this Agreement, including without limitation any action which would reasonably be expected to require the Company to make a public announcement regarding any such actions.

(d)	Nothing in this Section 1.2 shall limit any action that may be taken by a Nominee acting as a director of the Company that is required in order for such Nominee to fulfill his fiduciary duties to the Company.

(e)

No Nominee shall be removed during the Restricted Period. No other directors will be appointed during the Restricted Period other than to fill vacancies (unless by doing so the size of the Board would be larger than 13, other than in connection with a business combination or similar transaction) and the Board will not increase in size, other than in connection with a business combination or similar transaction. The Nominees will be recommended for election by the Board at the 2013 and 2014 annual meetings and the Company will use reasonable best efforts to support their election at each such meeting. [If at any time during the Restricted Period [the third nominee’s name] is or becomes unable to serve as a nominee or, following such person’s appointment or election, as a director of the Company, due to death, physical or mental incapacity, JANA shall be entitled to appoint a replacement nominee or director, as the case may be; provided, that such replacement nominee or director, as the case may be, shall be subject to the approval of the Governance and Nominating Committee of the Company’s Board (such approval not to be unreasonably withheld), it being agreed and understood that any such replacement nominee or director, as the case may be, shall be deemed to be a Nominee for the purposes of this Agreement.]

1.3	Termination

The provisions of this Agreement shall remain in full force and effect through the Restricted Period. For purposes of this Agreement, “Restricted Period” means the period commencing on the date hereof through the earlier of (i) the close of the annual meeting of shareholders of the Company in 2014 and (ii) June 30, 2014.

1.4	Effect of Termination

Notwithstanding Section 1.3, the provisions of this Section 1.4 shall survive the termination of any of the provisions this Agreement. No termination pursuant to Section 1.3 shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

1.5	Press Release and Other Public Disclosures

(a)	Immediately following the execution and delivery of this Agreement, the Company shall issue the press release attached hereto as Schedule A (the “Press Release”). None of the parties hereto shall (a) make any public statements (including in any filing with the Canadian securities regulators, the U.S. Securities and Exchange Commission (the “SEC”) or any other regulatory or governmental agency, including any stock exchange) covering the subject matter of the Press Release that are inconsistent with, or otherwise contrary to, the statements in the Press Release issued pursuant to this Section 1.5 or (b) except as required by law, issue or cause the publication of any press release or other public announcement with respect to the matters that are the subject of this Agreement, without the prior written consent of the parties hereto. The parties acknowledge that the Company will file a copy of this Agreement on SEDAR and with the SEC on EDGAR, and that JANA will file a copy of this Agreement with the SEC on EDGAR together with an amendment to the 13D.

(b)

During the Restricted Period, neither JANA nor the Company shall, with respect to one another, say, publish, or communicate (including, without limitation, any “not-for-attribution” statement made or caused to be made, directly or indirectly, to any member of the media, press, analysts or proxy advisory firm), in any media, filing with any governmental agency or other forum, any matter or thing that would reasonably be expected to undermine, disparage or reflect adversely on the reputation, qualifications, character, conduct, performance or behaviour of such other party or its subsidiaries or any of their respective directors, officers, employees, agents or representatives in connection with any matter arising out of or relating to such other party or its subsidiaries or any of their respective directors, officers, employees, agents or representatives[, provided that, for the avoidance of doubt, objective statements reflecting the Company’s or JANA’s views, as a business matter, with respect to factual matters concerning the Company or JANA arising after the date of this Agreement and outside of the subject matter of the Press Release in response to unsolicited requests from members of the press or analysts shall not be prohibited (it being understood that this proviso does not permit the request or receipt of a form of written proxy or written consent).]

1.6	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. Each party hereto agrees, on behalf of itself and its affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in New York County in the State of New York (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to a party’s business address will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in New York County in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum. Each party irrevocably waives any right to trial by jury.

Each of the parties hereby agrees (and JANA shall cause its Representatives to accept) that service of all writs, process and summonses in any Suit may be made upon such party or Representative by mail to the address as provided in this Agreement. Nothing herein shall in anyway limit the ability of any party to serve any such writs, process or summonses in any other matter permitted by applicable law.

1.7	Entire Agreement

This Agreement constitutes the entire agreement of all the parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

1.8	Counterparts

To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

1.9	Specific Performance

The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to an injunction or specific performance of the terms hereof in addition to any other remedies at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AGRIUM INC.

By:
Name:
Title:

JANA PARTNERS LLC

By:
Name:
Title:

Schedule A

Form of Press Release

Agrium Appoints Three New Independent Directors; Reaches Accord with JANA Partners

DRAFT – PRIVILEGED AND CONFIDENTIAL; PRELIMINARY – SUBJECT TO SUBSTANTIAL REVISION

February [DATE], 2013

CALGARY, Alberta – Agrium Inc. is pleased to announce that it has reached an agreement with JANA Partners on the appointment of three new highly qualified independent directors, Mayo Schmidt, David Everitt and [—] to the Agrium Board.

“We are pleased to have reached an accord with JANA Partners and to welcome three strong, uniquely qualified and independent directors to Agrium’s Board,” said Victor Zaleschuk, Board Chair. “[—] brings extensive experience in industrial distribution. Mayo Schmidt and David Everitt bring extensive agricultural, retail and distribution experience. The addition of these directors will enhance our Board’s long standing commitment to continuous improvement in all aspects of Agrium’s business, including the achievement of its performance goals.”

“We welcome the new members to our Board and look forward to the continuation of our highly successful [integrated] strategy,” said Mike Wilson, President and CEO of Agrium.

As part of the agreement, JANA Partners has agreed to withdraw its proposed slate of director nominees and has entered into a standstill agreement with respect to Agrium until following the company’s 2014 Annual General Meeting. The full text of the agreement will be available at www.sedar.com and http://www.sec.gov/edgar.shtml.

“We are pleased with this result [and believe the Agrium Board will continue to create value for shareholders] or [and have confidence in the Agrium Board],” said Barry Rosenstein, Managing Partner of JANA.

•

Mayo Schmidt was President and Chief Executive Officer, and a Director of Viterra Inc., a global agri-business with a network of 263 agricultural retail locations. Prior to its acquisition by Glencore International plc on December 18, 2012, Viterra was the only publicly-traded agricultural retailer of fertilizer, crop chemicals and seed in North America, other than Agrium. During his tenure, Mr. Schmidt developed the vision and strategy to transform the Saskatchewan Wheat Pool from a regional co-operative to Viterra, a $6.1b global business corporation. Canadian Business Magazine recognized his efforts when it named him Chief Executive of the Year in 2009. The hallmarks of Mr. Schmidt’s leadership at Viterra were strong shareholder value creation and growth into new markets, supported by a global intelligence network, a strong financial foundation and a steady focus on operational excellence. Prior to joining Viterra, he was Executive Vice President, Domestic and International Operations, Conagra Foods Inc. Mr. Schmidt is a member of the Canadian Council of Chief Executive Officers (open to the top 150 Canadian corporations), a member of Washburn University’s Board of Trustees and the Lincoln Society, and a contributor to Harvard University’s Private and Public, Scientific, Academic and Consumer Food Policy Group. He also serves on the Board of Directors of the Global Transportation Hub Authority.

•

David Everitt recently retired as President, Agricultural Division for North America, Australia, Asian and Global Tractor Sourcing, Turf Products and Technology for Deere & Company of Moline, Illinois. He is intimately familiar with procurement, marketing and distribution in the global agricultural market space. In this role, Mr. Everitt had responsibility for global tractor and crop care products. With Deere & Company since 1975, Mr. Everitt was previously President, Agricultural Division, Europe, Africa, South America and Global Harvesting Equipment Sourcing, Senior Vice President and Managing Director, Region II, Europe, Africa and CIS and Vice President, Region I, Worldwide Agricultural Equipment Division. He is a director of Brunswick Corporation and Harsco Corporation, both of which trade on the New York Stock Exchange, and is also a board member of the National Business Aviation Association, a Washington DC based non-profit industry group.

•	[—]

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to grow across the value chain through acquisition, incremental expansion of its existing operations and through the development, commercialization and marketing of new products and international opportunities. Our strategy places particular emphasis on growth opportunities that both increase and stabilize our earnings profile in the continuing transformation of Agrium.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Manager, Investor Relations

(403) 225-7437

Mark Thompson, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com